Exhibit 99.1

Kimco Realty Corporation announces earnings for fourth quarter and full year 2008; Declares regular quarterly cash dividend

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 5, 2009--Kimco Realty Corporation (NYSE: KIM) today reported results for the quarter and year ending December 31, 2008.

Highlights for 2008 and Fourth Quarter 2008

  Sourced approximately $1.8 billion in total new debt and equity;
  Refinanced approximately $1.1 billion in maturing mortgages and unsecured debt;
  Extended maturities of construction and other loans totaling $330 million;
  Executed 1,844 leases totaling over 5.7 million square feet in 2008, representing increases of 12.3 percent and 9.5 percent on new and renewal leases signed over one year ago;
  Declared regular quarterly cash dividend of $0.44 per common share payable April 15, 2009 to shareholders of record on April 6, 2009;
  Announced management promotions.

Net loss to common shareholders for the fourth quarter of 2008 was $63.3 million or $0.24 per diluted share compared to net income available to common shareholders of $72.1 million or $0.28 per diluted share for the fourth quarter of 2007. The change in year-over-year net income is primarily related to additional impairment charges in 2008 of $113.1 million or $0.44 per diluted share resulting principally from the write-down in the fourth quarter of 2008 of securities investments and from the write-down of its equity investment in the company’s unconsolidated joint ventures with Prudential Real Estate Investors (PREI) sponsored real estate funds. For the full year 2008, net income available to common shareholders was $202.6 million or $0.78 per diluted share compared to $423.2 million or $1.65 per diluted share for the full year 2007.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $10.5 million for the fourth quarter of 2008 compared to $136.2 million for the same period one year ago. FFO per diluted share was $0.04 for the fourth quarter of 2008 compared to $0.53 in the fourth quarter of 2007. For the full year 2008, FFO was $522.9 million compared to $669.8 million in 2007 and FFO per diluted share was $2.02 compared to $2.59 in 2007. Excluding additional impairment charges in 2008 over 2007 of $0.44 per diluted share, FFO per diluted share was $2.46 and $2.59 for 2008 and 2007, respectively. A reconciliation of net income to FFO is provided in the tables accompanying this press release.

For the quarter and year ended December 31, 2008, the company recognized non-cash impairment charges of $111.8 million and $121.4 million, net of tax, as well as $4 million related to charges for workforce reduction.

Approximately $83.1 million and $92.7 million of the total non-cash impairment charges for the quarter and the year, respectively, was due to the decline in value of certain marketable equity and other securities that were deemed to be other than temporary. The company’s previous earnings guidance estimated these charges at approximately $50 million for the fourth quarter; however, the unprecedented deterioration of the equity markets during the fourth quarter of 2008 resulted in a larger impairment than previously estimated.

Additionally, the company recognized non-cash impairments of $22.2 million, net to Kimco, against the carrying value of its investment in its unconsolidated joint ventures with PREI, reflecting an other than temporary decline in the fair value of its investment in accordance with accounting principles. Also, impairments of approximately $6.5 million were recognized on real estate development projects including two of Kimco’s development projects: Plantations Crossing and Miramar Town Center. Additionally, in connection with a reduction in force, the company recognized severance charges of approximately $4 million. None of these charges were previously reflected in the company’s guidance.

Capital Structure and Dividend

For the year, Kimco sourced approximately $750 million in total debt and equity for its own balance sheet. During the third quarter, the company raised approximately $410 million from an equity offering of 11.5 million shares of common stock priced at $37.10. Additionally, approximately $340 million in unsecured facilities were obtained during the year.

Within its joint venture programs, Kimco raised more than $1 billion: $650 million in unsecured debt and approximately $385 million in secured debt. This includes a $650 million two-year facility provided by a consortium of 18 banks for the company’s joint venture with PREI, $218 million of proceeds from eight individual non-recourse mortgages at rates ranging from 6.0 to 6.5 percent with maturities of seven to ten years for the Kimco Income REIT (KIR) joint venture, and $167 million in proceeds from eight other non-recourse loans for individual joint ventures. In addition, the company successfully completed the extensions of various construction loans and other maturing loans totaling $330 million. The company sourced these loans from various national and regional commercial banks and life insurance companies.

The company maintains access to approximately $1.0 billion of immediate liquidity under its $1.5 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility. Both these facilities have initial maturity dates of 2011, with one-year extension options. Additionally, the company has 392 unencumbered properties on its balance sheet with capacity under its bond indenture and line-of-credit covenants of up to $1.3 billion in additional financing.

The company’s current dividend is $0.44 per share per quarter. The Board of Directors declared a regular quarterly cash dividend of $0.44 per common share, payable on April 15, 2009 to shareholders of record on April 6, 2009, representing an ex-dividend date of April 2, 2009. Management and the Board continue to evaluate the company’s dividend policy on a quarterly basis as they monitor sources of capital and evaluate the impact of the economy on operating fundamentals.

Management Promotions

In November, Kimco announced the promotions of three executive officers. David B. Henry was appointed president of the company; Michael V. Pappagallo was appointed chief administrative officer in addition to his role as chief financial officer; David Lukes was appointed chief operating officer of the company, succeeding Michael J. Flynn. Mr. Flynn continues to work with Kimco in a consulting capacity and in an advisory role on the company’s investment management committee. Milton Cooper continues to serve as chief executive officer and chairman of the board of directors. Mr. Cooper will lead an expanded office of the chairman which includes the above named executives.

Core Business Operations

Portfolio Highlights

  Posted year-end 2008 occupancy of 93.7 percent in its shopping center portfolio;
  Achieved growth of 1.3 percent in its U.S. same-store net operating income for the fourth quarter.

Kimco’s shopping center portfolio includes 906 operating properties, comprised of 813 assets in the United States and Puerto Rico, 51 in Canada, 34 in Mexico and eight in Chile, as well as 40 development properties, consisting of five assets in the United States, 29 in Mexico and six in South America.

For the quarter ended December 31, 2008, the company executed a total of 500 leases totaling 1.3 million square feet in its shopping center holdings. These comprised 189 new leases for 368,000 square feet and 311 lease renewals for 950,000 square feet. In the U.S. portfolio, Kimco signed 153 new leases for 344,000 square feet and 250 lease renewals for 892,000 square feet. On new leases signed within the U.S. portfolio, the average increase in contractual base rent was approximately 10.2 percent on a cash basis for the quarter. Including renewals for the same space, the average increase was 8.6 percent.

For the year, the company executed 1,844 leases totaling over 5.7 million square feet: 808 new leases totaling 2.1 million square feet and 1,036 lease renewals for 3.6 million square feet. The company delivered strong leasing results in the U.S. portfolio with 644 new leases signed totaling 1.9 million square feet as well as 828 lease renewals for 3.2 million square feet. On new leases signed for the same space in the U.S. portfolio, the average increase in contractual base rent for the year was 12.3 percent on a cash basis. Including renewals, the average increase was 10.1 percent. Kimco’s pro rata occupancy within its U.S. portfolio at year-end was 93.4 percent.

Kimco’s shopping center portfolio, which includes almost 1,000 centers, is diversified both geographically and by tenant. Typically, Kimco centers are located in densely populated markets with supply constraints and are anchored by tenants generating sales in the top 25% of their chain. In the U.S., 92 percent of the centers are located in first-ring suburbs. With more than 7,000 tenants and 13,000 leases, Kimco’s centers are primarily anchored by tenants targeted to meet the needs of the daily consumer such as grocery stores, pharmacies, and other value-oriented retailers. No single tenant accounts for more that 3.3 percent of the company’s annual base rent and 11 of the 13 tenants that contribute more than one percent each of Kimco’s annual base rent are investment grade rated by Standard & Poor’s.

Investment Management Programs

The company realized fee income of $11.9 million from Kimco’s investment management business in the fourth quarter of 2008. This included $10.1 million in management fees, $0.2 million in transaction-based fees and $1.6 million in other ongoing fees and excluding promoted income.

At year-end, the company had a total of 337 properties in investment management funds with 14 institutional partners.

Preferred Equity Investments

During the quarter, the company recognized a total of $5.0 million of recurring income from preferred equity investments. Kimco currently has approximately $437 million invested in 237 properties in its preferred equity program: 142 properties in the U.S. and 95 properties in Canada.

Retailer Services

Kimco’s Retailer Services, which provides capital to retailers with significant real estate holdings, recognized income of $6.3 million of recurring income during the quarter.

Other

Kimco Developers (KDI)

During the quarter, KDI, Kimco’s U.S. development business, was integrated into the company’s operating divisions. The company currently has five active development projects in the U.S. and thirteen projects in the U.S. which are either completed or pending stabilization and are available for sale.

Other

Kimco realized approximately $14 million in recurring income during the quarter from investments outside its core operating business. The company realized $6.5 million from its various investments with Westmont Hospitality, $6.0 million from its investments in marketable securities and $1.5 million from miscellaneous investments.

Portfolio Overview

As of December 31, 2008, Kimco owned equity interests in 1,950 properties totaling 182 million square feet in the United States, Puerto Rico, Canada, Mexico and South America. This encompasses 412 consolidated shopping centers, 337 shopping centers in investment management programs, 144 other joint venture shopping centers and 53 development properties that together total 946 properties and 141 million square feet. This also includes 237 properties in the company’s preferred equity program and 767 other real estate related investments, together which aggregate approximately 41 million square feet.

At year-end, the company had interests in 153 properties totaling 19 million square feet in Canada. This is comprised of 51 shopping centers, 95 preferred equity investments and seven other real estate related investments. In Mexico, the company owned interests in 146 properties totaling 23 million square feet and comprised of 34 shopping centers, 29 properties under development and 83 other real estate investments. The company also has investments in 11 properties in Chile, two development projects in Brazil and one project in Peru.

2009 Guidance

The company’s core business objectives for 2009 are principally centered on the following:

1) Source financing and execute select property and investment dispositions to minimize use of bank lines of credit; and

2) Focus on increasing long-term shareholder value through the ownership and management of neighborhood and community shopping centers.

The company estimates $1.70 - $1.90 consisting of:

  FFO: $1.45 – $1.55 per diluted share in income from recurring sources in Kimco’s core business operations including:
  $670 - $690 million from its in-place shopping center portfolio, net of joint venture interest expense;
  $40 - $45 million from recurring funds management fees;
  $25 - $30 million in recurring income from Preferred Equity;
  $25 – $30 million in recurring income from Retailer Services;
  $365 - $385 million of in-place interest, preferred dividends and G&A expenses;
  FFO: $0.05 - $0.10 per diluted share from transaction-related income from its core business operations;
  FFO: $0.20 - $0.25 per diluted share for income from recurring sources outside Kimco’s core business operations:
  $25 - $30 million from Kimco’s investments with Westmont;
  $25 - $30 million from marketable securities;
  $10 - $15 million in other recurring income;
  No transaction income from non-core businesses.

This guidance does not include any estimate for additional impairments.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Thursday, February 5 at 11:00 a.m. Eastern Time. The call will include a review of the company’s fourth quarter 2008 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-802-2266. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 5466227. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of December 31, 2008, the company owned interests in 1,950 properties comprising 182 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2007. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended Dec 31,				Year Ended Dec 31,
	2008		2007		2008		2007
Revenues from Rental Properties	$196,989		$177,889		$758,704		$674,534

Rental Property Expenses:
Rent	3,562		3,120		13,367		12,131
Real Estate Taxes	27,244		23,721		98,005		82,508
Operating and Maintenance	27,063		24,601		104,698		89,098
	57,869		51,442		216,070		183,737

Net Operating Income	139,120		126,447		542,634		490,797

Income from Other Real Estate Investments	9,199		11,709		86,643		78,524
Mortgage Financing Income	4,731		2,388		18,333		14,197
Management and Other Fee Income	11,850		11,358		47,666		54,844
Depreciation and Amortization	(52,619)		(52,942)		(204,310)		(188,063)
	112,281		98,960		490,966		450,299

Interest, Dividends and Other Investment Income	7,513		4,606		56,119		36,238
Other Expense, Net	(339)		(4,621)		(2,208)		(10,550)
Interest Expense	(52,256)		(55,712)		(212,591)		(213,086)
General and Administrative Expenses	(36,441)		(26,840)		(117,879)		(103,882)
	30,758		16,393		214,407		159,019

Benefit / (Provision) for Income Taxes	17,136		10,032		(3,542)		42,372

Equity in Income / (Loss) of Joint Ventures, Net	(5,808)		61,678		132,208		173,362
Minority Interests in Income, Net	(495)		(9,738)		(26,832)		(34,251)
Gain on Sale of Development Properties,
Net of Tax of $927, $7,552, $14,626, & $16,040, respectively	1,390		11,329		21,939		24,059
Impairments:
Property Carrying Values,
Net of Tax of $5,445, $3,400, $5,445, & $3,400, respectively & Minority Interests	(6,557)		(5,100)		(6,557)		(5,100)
Marketable Equity Securities & Equity Investments,
Net of Tax of $25,627, $1,718, $25,697, & $2,118, respectively	(83,079)		(2,578)		(92,719)		(3,178)
Investment in Real Estate Joint Ventures	(15,500)		-		(15,500)		-
Income / (Loss) from Continuing Operations	(62,155)		82,016		223,404		356,283
Discontinued Operations:
Income from Discontinued Operating Properties	737		1,065		6,577		35,608
Minority Interests in Income	-		(42)		(1,281)		(5,740)
Loss on Operating Properties Held for Sale/Sold	(598)		-		(598)		(1,832)
Gain on Disposition of Operating Properties, Net of Tax	10,487		-		20,018		5,538
Income from Discontinued Operations	10,626		1,023		24,716		33,574
Gain on Transfer of Operating Properties (1)	6		-		1,195		-
Gain on Sale of Operating Properties, Net of Tax (1)	-		-		587		2,708
	6		-		1,782		2,708
Income / (Loss) before Extraordinary Item	(51,523)		83,039		249,902		392,565
Extraordinary Gain from JV Inv. Resulting from Purchase Price Allocation,
Net of Income Tax of $0, $0, $0, $36,227 and Minority Interest	-		-		-		50,265
Net Income / (Loss)	(51,523)		83,039		249,902		442,830
Preferred Dividends	(11,822)		(10,931)		(47,288)		(19,659)
Net Income / (Loss) Available to Common Shareholders	$(63,345)		$72,108		$202,614		$423,171
Weighted Average Shares Outstanding for Net Income Calculations:
Basic	268,311		252,735		257,811		252,129
Units	-		-		33		-
Dilutive Effect of Options	-		4,039		999		4,929
Diluted	268,311		256,774		258,843		257,058
Income / (Loss) from Continuing Operations Per Common Share - Basic	$(0.28)		$0.28		$0.69		$1.35
Income / (Loss) from Continuing Operations Per Common Share - Diluted	$(0.28)	(3)	$0.28	(3)	$0.69	(2)	$1.32	(3)
Net Income / (Loss) Per Common Share - Basic	$(0.24)		$0.29		$0.79		$1.68
Net Income / (Loss) Per Common Share - Diluted	$(0.24)	(3)	$0.28	(3)	$0.78	(2)	$1.65	(3)

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
Net income would be increased by $18 for the year ended December 31, 2008.

(3)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

KIMCO REALTY CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2008		2007		2008		2007
Funds From Operations - "FFO"
Net (Loss) / Income	$(51,523)		$83,039		$249,902		$442,830
Gain on Disposition of Operating Prop., Net of Minority Interests	(10,494)		-		(21,799)		(5,914)
Gain on Disposition of Joint Venture Operating Properties	(170)		(18,688)		(2,443)		(44,826)
Depreciation and Amortization	52,694		51,362		204,843		187,779
Depr. and Amort. - Real Estate JV's, Net of Minority Interests	34,295		31,437		134,917		109,611
Unrealized Remeasurement of Derivative Instrument	(2,475)		-		4,733		-
Preferred Stock Dividends	(11,822)		(10,931)		(47,288)		(19,659)
Funds From Operations	$10,505		$136,219		$522,865		$669,821

Weighted Average Shares Outstanding for FFO Calculations:
Basic	268,311		252,735		257,811		252,129
Units	-		5,416		774		5,766
Dilutive Effect of Options	102		4,039		999		4,929
Diluted	268,413	(1)	262,190	(2)	259,584	(2)	262,824	(2)

FFO Per Common Share - Basic	$0.04		$0.54		$2.03		$2.66
FFO Per Common Share - Diluted	$0.04	(1)	$0.53	(2)	$2.02	(2)	$2.59	(2)

(1)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $2,418 for the three months ended December 31, 2007 and $1,291 and $10,083 for the year ended December 31, 2008 and 2007 respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION
Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2008	2007
Assets:
Operating Real Estate, Net of Accumulated Depreciation of $1,159,664 and $977,444 respectively	$5,690,277	$5,203,185
Investments and Advances in Real Estate Joint Ventures	1,161,382	1,246,917
Real Estate Under Development	968,975	1,144,406
Other Real Estate Investments	566,324	615,016
Mortgages and Other Financing Receivables	181,992	153,847
Cash and Cash Equivalents	136,177	87,499
Marketable Securities	258,174	212,988
Accounts and Notes Receivable	97,702	88,017
Other Assets	336,144	345,941
Total Assets	$9,397,147	$9,097,816

Liabilities:
Notes Payable	$3,440,818	$3,131,765
Mortgages Payable	847,491	838,736
Construction Loans Payable	268,337	245,914
Dividends Payable	131,097	112,052
Other Liabilities	388,818	426,616
Total Liabilities	5,076,561	4,755,083
Minority Interests	345,240	448,159

Stockholders' Equity:
Preferred Stock, $1.00 par value, authorized 3,232,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and Outstanding 700,000 shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 par value, authorized 184,000 shares
Issued and Outstanding 184,000 shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 par value, authorized 750,000,000 shares
Issued 271,080,525 and 253,350,144, respectively
Outstanding 271,080,525 and 252,803,564, respectively	2,711	2,528
Paid-In Capital	4,217,806	3,677,509
Retained Earnings/(cumulative distributions in excess of net income)	(58,162)	180,005
	4,163,239	3,860,926
Accumulated Other Comprehensive Income	(187,893)	33,648
Total Stockholders' Equity	3,975,346	3,894,574
Total Liabilities and Stockholders' Equity	$9,397,147	$9,097,816

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2009
	Low	High
Projected diluted net income per common share	$0.56	$0.74

Unrealized remeasurement of derivative instrument	(0.02)	0.02

Projected depreciation & amortization	0.75	0.78
Projected depreciation & amortization real estate joint ventures, net of minority interests	0.49	0.53

Gain on disposition of operating properties	(0.05)	(0.10)
Gain on disposition of joint venture operating properties, net of minority interests	(0.03)	(0.07)

Projected FFO per diluted common share	$1.70	$1.90

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
senior vice president, finance & investor relations